Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mereo BioPharma Group plc 2019 Equity Incentive Plan and the Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan of Mereo BioPharma Group plc of our reports dated March 7, 2019, with respect to the financial statements of OncoMed Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of OncoMed Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

February 17, 2020